Exhibit 99.1

New Providence Acquisition Corp. II Announces Adjournment of Special Meeting of Stockholders

New York, New York, May 07, 2024 (GLOBE NEWSWIRE) -- New Providence Acquisition Corp. II (Nasdaq: NPAB) (the “Company”) announced today that the special meeting in lieu of an annual meeting of stockholders originally scheduled for May 7, 2024 (the “Special Meeting”) has been adjourned to May 9, 2024 at 10:00 a.m. Eastern Time.

The Special Meeting has been called for the purposes of considering and voting upon (i) a proposal to amend the Company’s Amended and Restated Articles of Incorporation, as amended, to extend the date by which the Company must consummate a business combination from May 9, 2024, on a monthly basis, up to six (6) times, until November 9, 2024 (or such earlier date as may be determined by the Board of Directors of the Company) (such proposal, the “Extension Amendment Proposal”), and (ii) a proposal to approve and ratify the appointment of Marcum LP as the Company’s independent accountants for the fiscal year ending December 31, 2024.

The record date for the Special Meeting remains April 11, 2024 (the “Record Date”). Stockholders who have previously submitted their proxy or otherwise voted and who do not want to change their vote need not take any action. Stockholders as of the Record Date can vote, even if they have subsequently sold their shares. Stockholders may vote online at https://www.cstproxy.com/newprovidencecorpii/2024 or by mail, simply by following the instructions on their provided proxy card. Votes will be accepted up to and during the adjourned meeting.

If stockholders have any questions or need assistance in identifying the 12-digit meeting control number or any other matter please call the Company’s proxy solicitor, Advantage Proxy, Inc., at (877) 870-8565 (toll free) or by email at ksmith@advantageproxy.com.

In connection with the adjourned date, the Company has extended the deadline for holders of the Company’s Class A common stock issued in the Company’s initial public offering to submit their shares for redemption in connection with the Extension Amendment Proposal to 5:00 p.m. Eastern Time on Tuesday, May 7, 2024. Stockholders who wish to withdraw their previously submitted redemption request may do so prior to the rescheduled meeting by requesting that the transfer agent return such shares.

About New Providence Acquisition Corp. II

New Providence Acquisition Corp. II is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company has not yet selected any specific business combination target.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contact:

Please send inquiries to info@npa-corp.com.